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                                                                    EXHIBIT 12.2

                            Eagle Family Foods, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                      Fifty-Two          Fifty-Two           Fifty-Three
                                                                     Week Period        Week Period          Week Period
                                                                        Ended              Ended                Ended
                                                                    June 29, 2002      June 30, 2001        July 1, 2000
                                                                  ----------------    ---------------      ---------------
Adjusted Earnings
Income (loss) before income taxes ............................    $          2,392    $        (7,935)     $       (20,337)
Portion of rent representative of interest ...................                 410                337                  277
Interest on indebtedness .....................................              20,632             33,399               31,907
                                                                  ----------------    ---------------      ---------------
     Total earnings as adjusted ..............................              23,434             25,801               11,847
                                                                  ----------------    ---------------      ---------------
Fixed Charges
Portion of rent representative of interest ...................                 410                337                  277
Interest on indebtedness .....................................              20,632             33,399               31,907
                                                                  ----------------    ---------------      ---------------
     Total fixed charges .....................................              21,042             33,736               32,184
                                                                  ----------------    ---------------      ---------------
Surplus (deficiency) of earnings .............................    $          2,392    $        (7,935)     $       (20,337)
                                                                  ================    ===============      ===============
Ratio of earnings to fixed charges (a) .......................                11.4%                --                   --
                                                                  ================    ===============      ===============

(a) As earnings for the fifty-two week periods ended June 30, 2001 and July 1, 2000 were inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $8.0 million and $20.3 million, respectively.